Exhibit 99.1
For Immediate Release on Tuesday, November 2, 2010
Gasco Energy Announces Third Quarter 2010 Results
DENVER — November 2, 2010 /PRNewswire-FirstCall/ — Gasco Energy, Inc. (NYSE Amex: GSX) today announced financial and operating results for the three and nine-month periods ended September 30, 2010.
Third Quarter 2010 Financial Results
Oil and gas sales for the third quarter 2010 posted growth of approximately 32%, totaling $4.7 million, as compared to $3.6 million for the same period in 2009. The year-over-year increase in oil and gas sales is primarily attributed to a 25% increase in prices received for sales of Gasco’s natural gas and to a 9% increase in equivalent production during the comparable reporting periods.
Gasco’s average realized gas price was $4.35 per thousand cubic feet of natural gas (Mcf) for the third quarter of 2010, including the effect of hedges, compared to $4.06 per Mcf for the third quarter of 2009, also including the effect of hedges. The Company’s risk management activities increased its average gas price by $0.60 per Mcf during the third quarter of 2010. Prior to the impact of hedges, the Company’s average price received for its natural gas production during the third quarter of 2010 was approximately $3.75 per Mcf as compared to $3.01 per Mcf in the prior-year period.
The average realized oil price was $60.96 per barrel for the third quarter of 2010, as compared to $57.53 per barrel for the third quarter of 2009, a 6% increase. Gasco does not hedge its crude oil volumes.
For the third quarter 2010, Gasco reported a net loss of $5.3 million, or $0.05 per share, as compared to a net loss of $2.9 million, or $0.03 per share, for the same period in 2009. Included in the third quarter 2010 results are certain non-cash gains and expense items related to the exchange transaction pursuant to which Gasco exchanged approximately $64.5 million aggregate principal amount of its 5.50% Convertible Senior Notes due 2011 for a like amount of new 5.50% Convertible Senior Notes due 2015 (2015 Notes) which closed during the second quarter 2010. Excluding these items, Gasco would have reported a net loss for the third quarter 2010 of $0.3 million, or breakeven results per share, a non-GAAP measure. A reconciliation of non-GAAP results to net income is included in the financial tables later in this news release.
During the third quarter of 2010, Gasco received shareholder approval to issue the common stock underlying its 2015 Notes. This approval triggered an auto conversion of 30% of the then outstanding 2015 Notes into preferred stock. In connection with the conversion, Gasco recorded $11.9 million in non-cash interest expense, representing the corresponding 30% reduction in debt discount and deferred financing costs. The net loss during the quarter is primarily due to the recording of this non-cash interest which was partially offset by the derivative gains of $8.1 million.
Gasco’s total assets at September 30, 2010 were $80.8 million, as compared to $104.7 million at year-end 2009. The decrease in total assets is attributed primarily to the first quarter 2010 midstream assets disposition. Stockholders’ equity at September 30, 2010 was $44.6 million, as compared to a deficit of $4.2 million at year-end 2009. The increase in stockholders’ equity is attributed to (1) the gain on the extinguishment of debt when the 2011 Notes were exchanged for the 2015 Notes; (2) the reclassification of a derivative representing the cash conversion feature of the 2015 Notes which was eliminated when Gasco received shareholder approval to issue the common stock underlying the notes; and (3) the issuance of preferred stock in connection with the 30% auto conversion of the 2015 Notes. Net cash provided by operating activities during the third quarter 2010 was $0.7 million, as compared to $3.5 million in the comparable 2009 reporting period. Cash and investments were $3.6 million at September 30, 2010.

As of September 30, 2010, Gasco had a $250 million credit facility with JPMorgan, of which $16.0 million was available for borrowing capacity with $5.5 million drawn on the facility.
Unit Cost and Expense Comparisons
Lease operating expense (LOE) for the third quarter 2010 was $1.4 million, as compared to $0.9 million in the same period in 2009. On a per-unit basis, LOE was $1.25 per thousand cubic feet of natural gas equivalent (Mcfe) in the third quarter 2010, as compared to $0.85 per Mcfe in the year-ago period. The quarter-over-quarter increase in LOE is attributed to an increase in operating expenses ($0.31 per Mcfe higher) and to higher production taxes ($0.09 per Mcfe higher). The 56% increase in total LOE in the 2010 period, as compared to 2009, is attributed to a $0.3 million increase in water disposal fees and to higher workover expense. Since disposing of its evaporative facilities in the first quarter of 2010, the Company now pays a third-party operator for these services.
Transportation and processing expense was $0.8 million during the third quarter of 2010, or $0.70 per Mcfe. The company did not incur transportation and processing expense in the prior-year period as it operated its own gathering system at that time.
Depletion, depreciation and amortization (DD&A) was $0.8 million for the third quarter 2010, as compared to $1.0 million for the same period in 2009. On a per-unit basis, DD&A for the third quarter 2010 was $0.72 per Mcfe, as compared to $0.94 per Mcfe in the 2009 reporting period, a 23% decrease.
The Company reported general and administrative expense (G&A) of $1.2 million in the third quarter 2010, versus $1.9 million in the same period in 2009. On a per-unit basis, total G&A for third quarter 2010 was $1.07 per Mcfe, as compared to $1.78 per Mcfe for the same period in 2009. G&A expense for the third quarter 2010 includes $0.3 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.29 per Mcfe, as compared to the prior-period total of $0.5 million, or $0.48 per Mcfe. The 34% decrease in G&A during the third quarter 2010 is primarily attributed to salary reductions, certain legal reimbursements, decreased consulting fees and a decrease in stock-based compensation due to the vesting of certain stock options.
Interest expense for the third quarter 2010 was $13.9 million, as compared to $1.4 million in the prior-year period, primarily due to the non-cash interest that was recorded in connection with the 30% auto conversion of its convertible notes.
Quarterly Unit Cost Analysis

	Q310	Q309	% Chg.
Production in Natural Gas Equivalent (Mcfe)	1,139,945	1,044,340	9%
Average Price Received Gas ($ Mcf)	$3.75	$3.01	25%
Average Price Received Oil ($ Bbl)	60.96	57.53	6%
Lease Operating Expense ($ Mcfe)	1.25	0.85	47%
Production Tax ($ Mcfe)	0.19	0.10	90%
Transportation & Processing Expense ($ Mcfe)	0.70	—	NM
DD&A Expense ($ Mcfe)	0.72	0.94	-23%
G&A Expense ($ Mcfe)	1.07	1.78	-39%
Non-cash Stock-based Compensation Expense ($ Mcfe)	$0.29	$0.48	-40%
Nine-Month Period
Gasco reported net income attributable to common shareholders for the nine-months ended September 30, 2010 of $12.9 million, or $0.12 per share, as compared to a net loss for the first nine months of 2009 of $50.6 million, or $0.47 per share. Included in the 2010 periods’ results is a one-time non-cash gain on extinguishment of debt of $15.8 million which is associated with the 2015 Notes exchange in the second quarter 2010. Also included in the 2010 nine-month periods’ results are derivative gains of $11.4 million, $4.6 million of which is attributed to hedge effect and $6.8 million of which is attributed to a change in debt conversion derivatives.

Included in the nine-months ended September 30, 2010 results are certain non-cash gains and expense items related to the 2015 Notes exchange. Excluding these items, Gasco would have reported net income for the nine-month period of $2.2 million, or $0.02 per share, a non-GAAP measure. A reconciliation of non-GAAP results to net income is included in the financial tables later in this news release.
Included in the 2009 results are derivative gains of $0.7 million attributed to hedge effect. Also included in the first nine-month 2009 period’s operating expenses is a non-cash charge of $41.0 million related to an impairment of the carrying value of oil and gas properties during the first quarter 2009 and a $4.7 million cash payment to the Company’s rig contractor for early termination of a rig contract.
Oil and gas sales for the nine months ended September 30, 2010 were $15.4 million, as compared to $11.2 million for the same period in 2009. The 38% increase in oil and gas sales during the first nine months of 2010 as compared to the prior-year period is primarily attributed to a 45% increase in prices received for sales of the Company’s natural gas and a 48% increase in prices received for oil volumes, partially offset by a 6% decrease in oil and gas production. The average prices received during the 2010 period were $4.32 per Mcf and $63.06 per barrel of oil, as compared to $2.97 per Mcf and $42.67 per barrel in the 2009 reporting period.
Net cash provided by operating activities for the first nine months of 2010 was $3.5 million as compared to $16.5 million for the same period in 2009. The Company invested approximately $5.1 million during the first nine months of 2010 for acquisitions and to fund its up-hole recompletion program.
Production
Gasco furnished a detailed operations update on October 12, 2010. Year-to-date, the Company has successfully performed up-hole recompletions on 16 gross wells (4.7 net) wells and commenced initial completion operations on one Mancos well.
Estimated cumulative net production for the quarter-ended September, 30 2010 was 1,140 million cubic feet of natural gas equivalent (MMcfe), as compared to 1,044 MMcfe in the year-ago period, a 9% increase. Included in the third quarter 2010 equivalent calculation are 11,019 barrels of liquid hydrocarbons (BO), as compared to same-period 2009 volumes of 10,477 BO, a 5% increase. Sequentially, Gasco posted a1% decrease in net production when compared to second quarter 2010 net production of 1,152 MMcfe. Net production changes are attributed to normal production declines in existing wells, which are partially offset by the completion of new wells and recompletions of existing wells.
Estimated cumulative net production for the first nine months of 2010 was 3,292 MMcfe, as compared to 3,485 MMcfe in the year-ago period, a 6% decrease. Included in the 2010 nine-month period equivalent calculation is 32,378 BO, as compared to same-period 2009 volumes of 33,147 BO, a 2% decrease. Natural gas represented approximately 94% of Gasco’s product mix for both the 2010 third quarter and nine-month reporting periods, unchanged from the prior-year periods.
Risk Management
At recent production levels, approximately 57% of Gasco’s net production volumes were hedged through the following instruments:
Gasco 2010-2011 Swap Agreements

Fixed Price
Agreement	Remaining		Counterparty	Floating Price
Type	Term	Quantity	Payer	Gasco Payer (a)
Swap (b)	10/10 – 12/10	3,500 MMBtu per day	$4.418 / MMBtu	NW Rockies
Swap	10/10 – 3/11	3,000 MMBtu per day	$4.825 / MMBtu	NW Rockies
Swap (b)	1/11 – 3/11	2,000 MMBtu per day	$4.418 / MMBtu	NW Rockies
Swap	1/11 – 12/11	2,000 MMBtu per day	$4.00/MMBtu	NW Rockies

(a)	Northwest Pipeline Rocky Mountains — Inside FERC first of month index price

(b)	Weighted average price from June 2009 through March 2011.

Teleconference Call
A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Wednesday, November 3, 2010 to discuss the third quarter 2010 financial and operating results. You are invited to participate in the call which will be broadcast live over the Internet and via teleconference.

Date:	Wednesday, November 3, 2010

Time:	11:00 a.m. EDT 10:00 a.m. CDT 9:00 a.m. MDT 8:00 a.m. PDT

Call:	(866) 392-4171 (US/Canada) and (706) 634-6345 (International), Passcode / Conference ID #: 20064993

Internet:	Live and rebroadcast over the Internet: log on to http://www.videonewswire.com/event.asp?id=73782

Replay:	Available through Wednesday, November 10, 2010 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode # 20064993 and for 30 days at http://www.gascoenergy.com
About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.
Contact for Gasco Energy, Inc.: Investor Relations 303-483-0044
Forward-looking Statements
Certain statements set forth in this press release relate to management’s future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—

Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 3, 2010, and (2) Gasco’s reports and registration statements filed from time to time with the SEC, including, among others, Gasco’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed with the SEC on November 2, 2010.
Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf. Gasco cannot assure you that its future results will meet its expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Gasco’s forward-looking statements speak only as of the date made. Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

[Financial and Operational Tables Accompany this News Release]
The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco’s filing on Form 10-Q for the quarter ended September 30, 2010 filed with the SEC on November 2, 2010.

GASCO ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,611,792	$10,577,340
Accounts receivable
Joint interest billings	1,280,378	857,405
Revenue	2,461,940	2,979,726
Inventory	1,779,480	1,019,913
Derivative instruments	940,011	—
Prepaid expenses	7,122	292,421

Total	10,080,723	15,726,805

PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
Proved properties	258,543,654	254,682,870
Unproved properties	38,291,679	38,638,936
Facilities and equipment	1,029,750	971,890
Furniture, fixtures and other	283,807	333,049

Total	298,148,890	294,626,745
Less accumulated depletion, depreciation, amortization and impairment	(229,936,128)	(227,291,163)

Total	68,212,762	67,335,582
Assets held for sale, net of accumulated depreciation	—	20,155,544

Total	68,212,762	87,491,126

OTHER ASSETS
Deposit	639,500	139,500
Note receivable	500,000	500,000
Deferred financing costs	1,384,334	884,282

Total	2,523,834	1,523,782

TOTAL ASSETS	$80,817,319	$104,741,713

GASCO ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(Unaudited)

	September 30,	December 31,
	2010	2009
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$684,413	$1,110,259
Revenue payable	2,925,640	2,245,545
Advances from joint interest owners	2,064,152	—
Current portion of long-term debt	5,544,969	—
Derivative instruments	—	1,932,513
Accrued interest	701,066	844,108
Accrued expenses	1,045,000	1,215,106

Total	12,965,240	7,347,531

NONCURRENT LIABILITIES
5.5% Convertible Senior Notes due 2011	400,000	65,000,000
5.5% Convertible Senior Notes due 2015, net of unamortized discount of $26,329,390	18,838,610	—
Long-term debt	—	34,544,969
Deferred income from sale of assets	2,918,694	—
Derivative instruments	—	761,092
Asset retirement obligation related to assets held for sale	—	206,595
Asset retirement obligation	1,094,602	1,054,370
Deferred rent expense	—	20,555

Total	23,251,906	101,587,581

STOCKHOLDERS’ EQUITY (DEFICIT)
Series B Convertible Preferred stock — $0.001 par value; 20,000 shares authorized; zero shares outstanding	—	—
Series C Convertible Preferred stock — $0.001 par value; 2,000,000 shares authorized; 305,754 shares outstanding	306	—
Common stock — $.0001 par value; 600,000,000 shares authorized; 107,768,897 shares issued and 107,695,197 outstanding as of September 30, 2010 and 107,789,597 shares issued and 107,715,897 outstanding as of December 31, 2009	10,776	10,779
Additional paid-in capital	257,202,570	221,327,257
Accumulated deficit	(212,483,184)	(225,401,140)
Less cost of treasury stock of 73,700 common shares	(130,295)	(130,295)

Total	44,600,173	(4,193,399)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$80,817,319	$104,741,713

GASCO ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30,
	2010	2009
REVENUES
Gas	$4,029,912	$2,952,924
Oil	671,775	602,737
Gathering	—	882,195

Total	4,701,687	4,437,856

OPERATING EXPENSES
Lease operating	1,422,397	887,594
Gathering operations	—	479,668
Transportation and processing	801,938	—
Depletion, depreciation, amortization and accretion	817,986	982,182
Loss on sale of assets, net	79,837	155,536
General and administrative	1,225,048	1,861,101

Total	4,347,206	4,366,081

OPERATING INCOME	354,481	71,775

OTHER INCOME (EXPENSE)
Interest expense	(13,851,122)	(1,420,025)
Derivative gains (losses)	8,080,387	(1,571,682)
Gain on extinguishment of debt	14,430	—
Amortization of deferred income from sale of assets	50,613	—
Interest income	7,113	13,203

Total	(5,698,579)	(2,978,504)

NET LOSS	$(5,344,098)	$(2,906,729)

NET LOSS PER COMMON SHARE BASIC AND DILUTED	$(0.05)	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	107,606,525	107,546,398

GASCO ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
REVENUES
Gas	$13,390,284	$9,759,682
Oil	2,041,887	1,414,385
Gathering	595,942	2,723,325
Rental income	—	366,399

Total	16,028,113	14,263,791

OPERATING EXPENSES
Lease operating	3,893,737	2,667,580
Gathering operations	375,848	1,962,364
Transportation and processing	1,926,146	—
Depletion, depreciation, amortization and accretion	2,764,814	4,659,283
Impairment	—	41,000,000
Contract termination fee	—	4,701,000
Loss on sale of assets, net	34,726	834,725
General and administrative	5,142,871	5,731,145

Total	14,138,142	61,556,097

OPERATING INCOME (LOSS)	1,889,971	(47,292,306)

OTHER INCOME (EXPENSE)
Interest expense	(16,260,691)	(4,080,213)
Derivative gains	11,368,447	721,885
Gain on extinguishment of debt	15,772,441	—
Amortization of deferred income from sale of assets	118,097	—
Interest income	29,691	19,025

Total	11,027,985	(3,339,303)

NET INCOME (LOSS)	$12,917,956	$(50,631,609)

NET INCOME (LOSS) PER COMMON SHARE — BASIC AND DILUTED	$0.12	$(0.47)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING — BASIC AND DILUTED	107,615,804	107,559,351

GASCO ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$12,917,956	$(50,631,609)
Adjustment to reconcile net income (loss) to net cash provided by operating activities
Depletion, depreciation, amortization, accretion and impairment expense	2,764,814	45,659,283
Stock-based compensation	1,207,553	1,462,110
Gain on extinguishment of debt	(15,772,441)	—
Change in fair value of derivative instruments	(10,474,008)	12,070,025
Amortization of debt discount, deferred expenses and other	13,067,159	1,282,975
Changes in operating assets and liabilities:
Accounts receivable	94,813	6,729,214
Inventory	(805,493)	3,174,505
Prepaid expenses	285,299	180,062
Accounts payable	(189,588)	(2,122,789)
Revenue payable	680,098	(1,561,380)
Accrued interest	(141,650)	559,649
Accrued expenses	(170,106)	(278,000)

Net cash provided by operating activities	3,464,406	16,524,045

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for furniture, fixtures and other	(16,683)	(2,297)
Cash paid for acquisitions, development and exploration	(5,135,129)	(8,666,306)
Proceeds from sale of assets	24,309,000	500,000
Increase (decrease) in advances from joint interest owners	2,064,152	(612,222)

Net cash provided by (used in) investing activities	21,221,340	(8,780,825)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit	—	13,000,000
Repayment of borrowings	(29,000,000)	(9,455,031)
Cash paid for debt issuance costs	(2,044,070)	—
Cash paid for stock issuance costs	(52,824)	—
Cash paid for repurchase of convertible notes	(54,400)	—
Payment of deposit	(500,000)	—

Net cash (used in) provided by financing activities	(31,651,294)	3,544,969

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,965,548)	11,288,189

CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	10,577,340	1,053,216

END OF PERIOD	$3,611,792	$12,341,405

The non-GAAP (Generally Accepted Accounting Principles in the United States of America) measure “net income (loss) excluding convertible note transactions” (adjusted net income) is presented because management believes that it provides useful additional information to investors for analysis by adjusting net income for unusual items to allow for easier comparison from period to period.
In addition, adjusted net income is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.
Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or any other income or profitability measures prepared in accordance with GAAP. Because adjusted net income excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the amounts presented may not be comparable to similarly titled measures of other companies.
Reconciliation of Net Income (loss) to Non-GAAP Net Income (loss) Excluding Convertible Note Transactions

	Three Months Ended	Nine Months Ended
	Sept. 30, 2010	Sept. 30, 2010
Net income (loss) as presented	$(5,344,098)	$12,917,956

Less: gain on extinguishment of debt	$14,430	$15,772,441

Less: derivative gain mark to fair value at 9/15/10	$6,840,392	$6,840,392

Add back: 30% auto convert reduction in debt discount and deferred financing costs	$11,902,679	$11,902,679

Net income (loss)excluding convertible note transactions	$(296,241)	$2,207,802

Stockholders’ Equity Summary

			Additional
	Preferred	Common	Paid-in	Accumulated	Treasury	Total
Year to Date	Stock	Stock	Capital	Deficit	Stock	Equity
Balance 12/31/09	$—	$10,780	$221,327,256	$(225,401,140)	$(130,295)	$(4,193,399)

Reclassification of debt derivative			15,358,616			15,358,616

Issuance of preferred stock	306		19,363,694			19,364,000

Offering costs			(52,824)			(52,824)

Net income (loss)				12,917,956		12,917,956

Stock Compensation		(4)	1,205,828			1,205,824

Balance 9/30/10	$306	$10,776	$257,202,570	$(212,483,184)	$(130,295)	$44,600,173